For more information, contact: E.R. "Skip"Autry Chief Financial Officer TriMas Corporation (248) 631-5496

MEDIA RELEASE

TRIMAS CORPORATION REPORTS
FOURTH QUARTER AND FULL YEAR RESULTS

BLOOMFIELD HILLS, MICH. – March 29, 2005 – TriMas Corporation today reported sales of $227.4 million, operating profit of $8.8 million and a loss from continuing operations of $9.4 million, or $0.47 per share for the three months ended December 31, 2005, compared to the prior year fourth quarter sales of $214.0 million, operating profit of $4.7 million and a loss from continuing operations of $6.8 million, or $0.34 per share.

In connection with the Company's decision to sell its industrial fastener business, the results of these operations are excluded from continuing operations and reported as discontinued operations in the Company's financial information for the three months and year ended December 31, 2005 and 2004. The loss from discontinued operations, net of related tax effects for the fourth quarter 2005 was $42.9 million, or $2.14 per share.

The net loss for the three months ended December 31, 2005, including the cumulative effect of change in accounting principle was $52.7 million, or $2.63 per share compared to a net loss of $15.5 million or $0.78 per share in the same period a year ago.

Full Year 2005 Highlights

"In 2005 we saw our material margins decline approximately $41 million principally as a result of steel, resin and other material cost increases," said Grant Beard, TriMas' President and Chief Executive Officer. "In response, we aggressively reduced costs wherever possible and focused on increasing sales through market share gains. This combination of efforts enabled us to recover all but approximately $5 million of the impact to operating profit."

"Cequent, which experienced a tough first half in 2005, essentially broke even with the prior year's fourth quarter performance" Beard further commented. "The fourth quarter saw us regain positive year-over-year earnings expansion as measured by operating profit and EBITDA, with Monogram and our Industrial Specialties group of companies leading the way with significant earnings increases."

"Our focus within TriMas, as we move through 2006, will be to continue to drive earnings growth across each of the businesses within our portfolio in order to improve cash flow and enable further debt reduction," Beard said.

Results of Continuing Operations

•	Net sales improved 7.5 % in 2005 to $1,010.1 million from $939.7 million in 2004 as we experienced sales increases of 3.7%, 19.9%, and 24.3% within our Rieke Packaging Systems, Industrial Specialties, and Fastening Systems segments, respectively. Sales within our Cequent Transportation Accessories segment were essentially flat between years after consideration of the favorable effects of currency exchange.

•	Operating profit decreased 5.2% or $4.6 million in 2005 to $84.1 million from $88.7 million in 2004. Increased margin earned on incremental sales of approximately $24 million, lower spending related to consolidation and restructuring activities of approximately $5 million and reduced variable and fixed overhead spending of approximately $7 million were more than offset by lower material margins of approximately $41 million. In 2005, operating profit also included an impairment loss of approximately $3.0 million associated with the shutdown of two operating facilities in Elkhart, IN and Sheffield, PA within our Cequent Transportation Accessories segment, while operating income in 2004 included an impairment loss of $2.4 million related primarily to the completion of the planned consolidation of operating facilities within our Industrial Specialties segment.

•	The Company reported income from continuing operations of $0.9 million, or $0.04 per share in 2005, compared to income from continuing operations of $14.0 million or $0.70 per share in the year ago period. Increased interest costs ($7.6 million), higher expense associated with increased use of our receivables securitization facility and costs associated with its renewal in July 2005 ($1.7 million), unfavorable impacts of currency exchange losses which were not considered in operating profit ($2.9 million), and a higher effective tax rate on income from continuing operations resulted in the decline between years. The higher effective tax rate in 2005 is due in part to $0.4 million of additional taxes recorded by the Company in connection with the dividend repatriation of $55.8 million under the American Jobs Creation Act of 2004.

•	Cequent Transportation Accessories substantially completed its profit improvement initiatives in the last half of 2005 to reduce its fixed cost base, through reduction of selling, general and administrative costs, shrinking of its manufacturing and distribution footprint and lowering variable cost through offshore purchasing initiatives.

Results of Discontinued Operations

•	Sales from discontinued operations in 2005 were $98.9 million, a decrease of $6.6 million from $105.5 million in the same period a year ago, due to overall lower market demand and as a result of major industrial customers adjusting inventory levels. The loss from discontinued operations, net of tax benefits recorded was $46.3 million and $16.2 million in 2005 and 2004, respectively. Included in the 2005 results is a non-cash impairment charge, net of related tax effects of $41.6 million which was recorded to reduce the carrying value of net assets, used in the industrial fasteners operations, to their estimated fair value.

Fourth Quarter Highlights

Results of Continuing Operations

•	The Company's 2005 fourth quarter net sales increased 6.3% to $227.4 million from $214.0 million for the quarter ended December 31, 2004. Sales increased 31.1% and 16.9% within our Fastening Systems and Industrial Specialties segments, respectively. Sales were essentially flat between years in our Cequent Transportation Accessories segment and declined 2.2% within our Rieke Packaging Systems segment. After consideration of the unfavorable impact of currency exchange rates in fourth quarter 2005 compared to a year ago, sales within our Rieke Packaging Systems segment were essentially flat between years.

•	As highlighted in the Fourth Quarter Financial Summary, operating profit improved $4.1 million to $8.8 million in the quarter ended December 31, 2005, compared to an operating profit of $4.7 million in the same period a year ago. Additional margin earned on incremental sales of approximately $4 million and reduced selling and administrative expenses of approximately $2 million were partially offset by higher overhead spending of approximately $2 million. Operating profit reported in the fourth quarter 2005 also included an asset impairment charge of $3.0 million associated with the shutdown of an assembly / distribution center (Sheffield, PA) and a small accessory manufacturing location (Elkhart, IN) in our Cequent Transportation Accessories segment. In fourth quarter 2004, operating profit included an asset impairment charge of $2.4 million related to the completed relocation and consolidation of operations in our Industrial Specialties (Netcong, NJ) segment. Further, the Company increased its reserves for asbestos-related defense costs $1.5 million and $2.7 million in the quarters ended December 31, 2005 and 2004, respectively. Also in the fourth quarter 2004, the Company expensed $1.1 million of costs previously deferred related to its proposed offering of equity securities because the offering had been delayed in excess of 90 days.

•	The Company reported a loss from continuing operations of $9.4 million, or $0.47 per share compared to a loss from continuing operations of $6.8 million or $0.34 per share in the fourth quarter 2004. The improvement in operating profit between years, was more than offset by increased interest costs and higher expense associated with increased use of our receivables securitization facility ($2.0 million) and a lower tax benefit ($4.6 million) recorded in fourth quarter 2005 compared to the year ago period.

•	The Company spent approximately $0.6 million and $1.1 million during fourth quarter 2005 and 2004, respectively, in consolidation, restructuring, and integration efforts, principally in its Cequent Transportation Accessories segment.

Results of Discontinued Operations

•	Sales from discontinued operations declined $5.8 million or approximately 19.8%, from $29.0 million in fourth quarter 2004 to $23.2 million in fourth quarter 2005, as sales in the year ago period benefited from working down a significant sales backlog which resulted from the restructuring and consolidation activities that occurred through the first nine months of 2004. The loss from discontinued operations, net of tax benefits recorded was $42.9 million and $8.8 million in the fourth quarter of 2005 and 2004, respectively. Included in the 2005 amount is the previously discussed net of tax impairment charge of $41.6 million, which reduced the carrying value of net assets used in discontinued operations to their estimated fair value.

Grant Beard, TriMas' President and Chief Executive Officer further commented, "In the fourth quarter, we reached the decision and initiated actions to sell our industrial fasteners business, consistent with our previously communicated strategy to strengthen our balance sheet, reduce debt, and sell non-core assets from our portfolio. This process is well underway and we will communicate specifics of any planned transaction as they become available."

Fourth Quarter Financial Summary

(unaudited – in millions, except per share amounts)	For the Quarter Ended December 31
	2005	2004	% Change
Sales	$227.4	$214.0	6.3%
Operating profit	$8.8	$4.7	87.2%
Loss from continuing operations	$(9.4)	$(6.8)	(38.2%)
Loss from discontinued operations, net of tax benefit	$(42.9)	$(8.8)	(387.5%)
Cumulative effect of change in accounting principle	$(0.4)	$—	N/A
Net loss	$(52.7)	$(15.5)	(240.0%)
Earnings (loss) per share - basic and diluted
– Continuing operations	$(0.47)	$(0.34)	(38.2%)
– Discontinued operations	(2.14)	(0.44)	(386.4%)
– Cumulative effect of change in accounting principle	(0.02)	—	N/A
– Net loss	$(2.63)	$(0.78)	(237.2%)
Other Data – From Continuing Operations:
– Depreciation and amortization	$8.5	$9.0	(5.6%)
Customer intangible impairments	(0.4)	(0.6)	33.3%
	$8.1	$8.4	3.6%
– Interest expense	$(19.4)	$(17.6)	10.2%
– Other income (expense), net	$(0.6)	$(0.4)	50.0%
– Income tax benefit	$1.9	$6.5	(70.8%)

– Impairments and Other Charges:
• Asset impairment	$3.0	$2.4
• Customer intangible impairments	$0.4	$0.6
• Asbestos-related defense costs	$1.5	$2.7
• Equity offering costs	$—	$1.1

Segment Results – Continuing Operations

Rieke Packaging Systems

In the fourth quarter 2005, net sales decreased 2.2% to $30.4 million from $31.1 million in sales reported in the year ago period, while operating profit increased 4.3% to $6.1 million (20.2% of sales) from $5.9 million (18.9% of sales). Excluding the impacts of changes in currency exchange rates, operating profit increased 6.6% between years, while sales were approximately flat as a decline in the sales of core products of $2.7 million was approximately offset by increased sales of new specialty dispensing products.

Cequent Transportation Accessories

Cequent's 2005 fourth quarter sales of $105.5 million decreased slightly from sales reported in the year ago period of $106.1 million. Operating profit declined $4.0 million between years from an operating profit of $2.2 million to an operating loss of $1.8 million due principally to non-cash asset impairment charges of $3.0 million related to the consolidation and shutdown of an assembly / distribution center (Sheffield, PA) within our Consumer Products business and a small accessory manufacturing location (Elkhart, IN) within our Towing Products business. Although operating profit declined in the quarter as a result of essentially flat market demand, we have continued our earnings improvement focus within Cequent to: (1) reduce its fixed cost base, through the continued reduction of SG&A costs and shrinking of its manufacturing and distribution footprint; (2) lower variable cost through offshore purchasing initiatives and reduction in SKU complexity; and (3) drive customer performance through improved order fill.

Industrial Specialties

Sales within our Industrial Specialties segment increased a solid $10.9 million or 16.9% to $75.5 million during the fourth quarter 2005 as the group's six businesses continued to experience strong demand as compared to the fourth quarter a year ago. Operating profit in the fourth quarter 2005 was $6.9 million or 9.2% of sales, and included a charge for asbestos-related defense costs of $1.5 million. Operating profit in the fourth quarter of 2004 was $0.2 million and included a non-cash asset impairment charge of $2.4 million, increased asbestos-related defense costs of $2.7 million and other charges of $0.7 million due to the completion of Compac's move to the Hackettstown, NJ plant during the quarter.

Fastening Systems

Sales within the Fastening Systems segment in fourth quarter 2005 increased approximately $3.8 million or 31.1%, to $16.0 million as compared to sales of $12.2 million in the fourth quarter 2004, as sales of Monogram's aerospace fasteners continued to benefit from a strong industry plane build and due to solid demand for specialty automotive fasteners. Operating profit in fourth quarter 2005 increased $1.1 million, or 41.6 % as this segment benefited from strong demand.

Financial Position

TriMas ended the year with total assets of $1,428.5 million, debt of $727.7 million and $37.3 million outstanding under its receivables securitization facility. Net cash provided by operating activities for the years ended December 31, 2005 and 2004 was $29.9 million and $42.6 million, respectively. In 2005, net cash provided by operating activities was reduced $9.6 million due to decreased use of our receivables securitization facility, which is included in cash flows from operating activities. In 2004, net cash provided by operating activities benefited as a result of increased activity on our receivables securitization facility of approximately $48.0 million.

Conference Call

TriMas will broadcast its fourth quarter earnings conference call on Wednesday, March 29, 2006 at 2:00 p.m. EST. President and Chief Executive Officer Grant Beard and Chief Financial Officer E.R. "Skip" Autry will discuss the Company's recent financial performance and respond to questions from the investment community. The visual presentation that will accompany the call will be available on the Company's website at www.trimascorp.com.

To participate by phone, please dial: (800) 708-7127. Callers should ask to be connected to the TriMas fourth quarter conference call (reservation number 21287856). If you are unable to participate during the live teleconference, a replay of the conference call will be available beginning March 29th at 4:30 p.m. EST through April 5th at 4:30 p.m. EDT. To access the replay, please dial: (888) 633-8284 and use reservation number 21287856.

Cautionary Notice Regarding Forward-Looking Statements

This release contains "forward-looking" statements, as that term is defined by the federal securities laws, about our financial condition, results of operations and business. Forward-looking statements include: certain anticipated, believed, planned, forecasted, expected, targeted and estimated results along with TriMas' outlook concerning future results. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could," or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for these views. However, there can be no assurance that management's expectations, beliefs and projections will be achieved. These forward-looking statements are subject to numerous assumptions, risks and uncertainties and accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution readers not to place undue reliance on the statements, which speak to conditions only as of the date of this release. The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release include general economic conditions in the markets in which we operate and industry-based factors such as: technological developments that could competitively disadvantage us, increases in our raw material, energy, and healthcare costs, our dependence on key individuals and relationships, exposure to product liability, recall and warranty claims, compliance with environmental and other regulations, and competition within our industries. In addition, factors more specific to us could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release such as our substantial leverage, limitations imposed by our debt instruments, our ability to successfully pursue our stated growth strategies and opportunities, as well as our ability to identify attractive and other strategic acquisition opportunities and to successfully integrate acquired businesses and complete actions we have identified as providing cost-saving opportunities.

TriMas Corporation
Consolidated Balance Sheet
(unaudited – dollars in thousands)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$3,730	$3,090
Receivables, net	89,960	73,840
Inventories, net	149,210	154,740
Deferred income taxes	20,120	17,530
Prepaid expenses and other current assets	7,050	7,990
Assets of discontinued operations held for sale	45,590	112,960
Total current assets	315,660	370,150
Property and equipment, net	164,630	177,330
Goodwill	644,780	656,080
Other intangibles, net	255,220	269,200
Other assets	48,220	49,440
Total assets	$1,428,510	$1,522,200
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$15,920	$2,990
Accounts payable	111,250	117,680
Accrued liabilities	62,800	61,760
Due to Metaldyne	4,850	2,650
Liabilities of disc ontinued operations	38,410	28,810
Total current liabilities	233,230	213,890
Long-term debt	711,760	735,030
Deferred income taxes	95,980	133,540
Other long-term liabilities	34,760	30,320
Due to Metaldyne	3,480	4,260
Total liabilities	1,079,210	1,117,040
Preferred stock $0.01 par: Authorized 100,000,000 shares; Issued and outstanding: None	—	—
Common stock, $0.01 par: Authorized 400,000,000 shares; Issued and outstanding: 20,010,000 shares	200	200
Paid-in capital	396,980	399,450
Retained deficit	(86,310)	(40,430)
Accumulated other comprehensive income	38,430	45,940
Total shareholders' equity	349,300	405,160
Total liabilities and shareholders' equity	$1,428,510	$1,522,200

TriMas Corporation
Statement of Operations
For the Years Ended December 31, 2005, 2004 and 2003
(unaudited – dollars in thousands, except per share amounts)

	2005	2004	2003
Net sales	$1,010,120	$939,680	$812,430
Cost of sales	(762,710)	(682,370)	(579,210)
Gross profit	247,410	257,310	233,220
Selling, general and administrative expenses	(159,660)	(164,890)	(163,860)
Loss on dispositions of property and equipment	(690)	(1,350)	(12,190)
Impairment of assets	(2,960)	(2,380)	—
Impairment of goodwill	—	—	(7,600)
Operating profit	84,100	88,690	49,570
Other expense, net:
Interest expense	(75,210)	(67,650)	(64,780)
Other expense, net	(6,090)	(1,100)	(260)
Other expense, net	(81,300)	(68,750)	(65,040)
Income (loss) from continuing operations before income tax expense	2,800	19,940	(15,470)
Income tax expense	(1,920)	(5,930)	(2,610)
Income (loss) from continuing operations	880	14,010	(18,080)
Loss from discontinued operations, net of income tax benefit	(46,340)	(16,200)	(12,850)
Loss before cumulative effect of change in accounting principle	(45,460)	(2,190)	(30,930)
Cumulative effect of change in accounting principle	(420)	—	—
Net loss	$(45,880)	$(2,190)	$(30,930)
Earnings (loss) per share - basic and diluted:
Continuing operations	$0.04	$0.70	$(0.90)
Discontinued operations, net of income tax benefit	(2.31)	(0.81)	(0.64)
Cumulative effect of change in accounting principle	(0.02)	—	—
Net loss per share	$(2.29)	$(0.11)	$(1.54)

Weighted average shares - basic and diluted	20,010,000	20,010,000	20,047,090

TriMas Corporation
Statement of Cash Flows
For the Years Ended December 31, 2005, 2004 and 2003
(unaudited – dollars in thousands)

	For the Year Ended December 31,
	2005	2004	2003
Cash Flows from Operating Activities:
Net loss	$(45,880)	$(2,190)	$(30,930)
Adjustments to reconcile net loss to net cash provided by operating activities, net of acquisition impact:
Impairment of goodwill	—	—	7,600
Loss on dispositions of property and equipment	300	790	20,110
Impairment of assets	73,220	10,650	—
Depreciation and amortization	41,140	44,510	54,850
Deferred income taxes	(30,200)	(19,060)	(15,140)
Legacy stock award expense	—	—	4,830
Amortization of debt issue costs	5,050	4,730	4,120
Non-cash compensation expense	310	560	—
Net proceeds from sale of receivables and receivables securitization	(9,580)	47,960	—
Payment to Metaldyne to fund contractual liabilities	(2,900)	(4,610)	(6,370)
(Increase) decrease in receivables	(1,490)	(21,110)	610
(Increase) decrease in inventories	8,900	(54,130)	(1,470)
(Increase) decrease in prepaid expenses and other assets	(230)	(680)	(4,110)
Increase (decrease) in accounts payable and accrued liabilities	(10,790)	31,760	8,940
Other, net	1,210	3,440	(1,680)
Cumulative effect of change in accounting principle	420	—	—
Net cash provided by operating activities	29,890	42,620	41,360
Cash Flows from Investing Activities:
Capital expenditures	(21,670)	(42,990)	(31,690)
Proceeds from sales of fixed assets	5,030	1,650	76,180
Acquisition of businesses, net of cash acquired	—	(5,500)	(205,770)
Net cash used for investing activities	(16,640)	(46,840)	(161,280)
Cash Flows from Financing Activities:
Proceeds from borrowings on senior credit facility	—	—	75,000
Repayments of borrowings on senior credit facility	(2,890)	(2,890)	(42,600)
Proceeds from borrowings on revolving credit facility	884,450	839,320	390,700
Repayments of borrowings on revolving credit facility	(912,640)	(826,500)	(390,700)
Issuance of note payable	20,590	—	300
Payments on notes payable	—	(8,030)	(600)
Net proceeds from issuance of common stock	—	—	35,200
Repurchase of common stock	—	—	(20,000)
Debt issuance costs	(2,120)	(1,370)	(2,150)
Increase in Metaldyne Corporation net investment and advances	—	—	(18,890)
Net cash (used for) provided by financing activities	(12,610)	530	26,260
Cash and Cash Equivalents:
Increase (decrease) for the year	640	(3,690)	(93,660)
At beginning of year	3,090	6,780	100,440
At end of year	$3,730	$3,090	$6,780
Supplemental disclosure of cash flow information:
Cash paid for interest	$70,550	$61,650	$61,710
Cash paid for taxes	$12,630	$10,220	$8,500

TriMas Corporation
Selected Financial Information – Continuing Operations
For the Three Months and Year Ended
December 31, 2005 and 2004

(unaudited – in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Rieke Packaging Systems
Net sales	$30,370	$31,060	$134,000	$129,220
Operating profit	$6,130	$5,880	$28,980	$29,970
Operating profit as a % of sales	20.2%	18.9%	21.6%	23.2%
Cequent Transportation Accessories
Net sales	$105,540	$106,080	$515,230	$511,300
Operating profit (loss)	$(1,840)	$2,220	$28,900	$51,610
Operating profit as a % of sales	−1.7%	2.1%	5.6%	10.1%
Industrial Specialties Group
Net sales	$75,540	$64,620	$298,160	$248,680
Operating profit	$6,940	$160	$32,630	$20,200
Operating profit as a % of sales	9.2%	0.2%	10.9%	8.1%
Fastening Systems
Net sales	$15,980	$12,190	$62,730	$50,480
Operating profit	$3,810	$2,690	$15,630	$8,910
Operating profit as a % of sales	23.8%	22.1%	24.9%	17.7%
Total Company
Net sales	$227,430	$213,950	$1,010,120	$939,680
Operating profit	$8,790	$4,730	$84,100	$88,690
Operating profit as a % of sales	3.9%	2.2%	$8.3%	9.4%
Corporate expenses and management fee	$(6,250)	$(6,220)	$(22,040)	$(22,000)
Other Data – From Continuing Operations:
– Depreciation and amortization	$8,560	$8,960	$37,120	$36,200
• Customer intangible impairments	$(350)	$(550)	$(350)	$(550)
	$8,210	$8,410	$36,770	$35,650
– Interest expense	$(19,420)	$(17,630)	$(75,210)	$(67,650)
– Receivables securitization expense	$(950)	$(560)	$(4,410)	$(2,590)
– Foreign exchange gain (loss)	$210	$10	$(2,260)	$670
– Other income (expense), net	$90	$130	$580	$820
– Income tax (expense) benefit	$1,910	$6,530	$(1,920)	$(5,930)
– Impairments and Other Charges:
• Asset impairment	$2,960	$2,380	$2,960	$2,380
• Customer intangible impairments	$350	$550	$350	$550
• Asbestos-related defense costs	$1,530	$2,700	$3,030	$2,700
• Equity offering costs	$—	$1,140	$—	$1,140

About TriMas

Headquartered in Bloomfield Hills, Mich., TriMas is a diversified growth company of high-end, specialty niche businesses manufacturing a variety of products for commercial, industrial and consumer markets worldwide. TriMas is organized into four strategic business groups: Cequent Transportation Accessories, Rieke Packaging Systems, Fastening Systems, and Industrial Specialties. TriMas has nearly 5,000 employees at 80 different facilities in 10 countries. For more information, visit www.trimascorp.com.